Exhibit (99)

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB ANNOUNCES AGREEMENT FOR €300 MILLION NOTES

ST. PAUL, Minn., July 26, 2006:  Ecolab Inc. announced today it will issue €300 million of notes in a private placement to refinance existing debt that matures next year.

Ecolab said it will issue €300 million of senior notes in two series: 4.355% Series A Senior Notes due 2013 in the aggregate principal amount of €125 million and 4.585% Series B Senior Notes due 2016 in the aggregate principal amount of €175 million. The sale of the notes is expected to close in December 2006. The proceeds from the notes will be used to refinance the Company’s €300 million 5.375% notes due February 2007.

With 2005 sales of $4.5 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL. Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

###